Exhibit (a)(21)
IN THE CIRCUIT COURT FOR MONTGOMERY COUNTY

DENNIS RICE, On Behalf of Himself and All	Civil No. 268974-V
Others Similarly Situated,	Business and Technology Court
Judge Michael D. Mason

Plaintiff,

v.

LAFARGE NORTH AMERICA, INC.,
MARSHALL A. COHEN, BERTRAND P.
COLLUMB, PHILIPPE P. DAUMAN,
BERNARD L. M. KASRIEL, BRUNO
LAFONT, CLAUDINE B. MALONE,
BLYTHE J. MCGARVIE, JAMES M.
MICALI, ROBERT W. MURDOCH, BERTIN
F. NADEAU, JOHN D. REDFERN, PHILIPPE
R. ROLLIER, MICHEL ROSE, LAWRENCE
M. TANENBAUM, GERALD H. TAYLOR,
LAFARGE S.A. and EFALAR INC.,

Defendants.

ALAN KAHN, On Behalf of Himself and All	Civil No. 269216-V
Others Similarly Situated,	Business and Technology Court
Judge Michael D. Mason

Plaintiff,

v.

LAFARGE NORTH AMERICA, INC.,
MARSHALL A. COHEN, BERTRAND P.
COLLUMB, PHILIPPE P. DAUMAN,
BERNARD L. M. KASRIEL, BRUNO
LAFONT, CLAUDINE B. MALONE,
BLYTHE J. MCGARVIE, JAMES M.
MICALI, ROBERT W. MURDOCH, BERTIN
F. NADEAU, JOHN D. REDFERN, PHILIPPE
R. ROLLIER, MICHEL ROSE, LAWRENCE
M. TANENBAUM, GERALD H. TAYLOR,
LAFARGE S.A. and EFALAR INC.,

Defendants.
FIRST AMENDED CLASS ACTION COMPLAINT

     Plaintiffs, by their attorneys, by their first amended complaint against defendants, allege upon personal knowledge as to Plaintiffs and Plaintiffs’ actions and upon information and belief based, inter alia, upon the investigation of counsel, as to all other allegations herein, as follows:
SUMMARY OF THE ACTION
     1. Plaintiffs bring this action individually and as a class action on behalf of the public shareholders of Lafarge North America, Inc. (“LNA”) to enjoin a self-dealing going-private plan (the “Going-Private Plan”) by which defendant Lafarge S.A. (“LSA”), the majority and controlling shareholder of LNA, through its wholly-owned subsidiary, defendant Efalar, Inc. (“Efalar”), proposes to cash out the public minority shareholders of LNA through a coercive tender offer (the “Tender Offer”) and a squeeze-out, short form Merger (the “Merger”).
     2. An entire fairness standard must apply to all aspects of the Going-Private Plan, as Defendants stand on both sides of the transaction, suffer from irreconcilable conflicts of interest, and cannot fulfill their fiduciary duties to act with undivided loyalty and offer a fair price in the Tender Offer and fair dealing in the Merger. Entire fairness also applies because the Tender Offer and Merger is not subject to the recommendation by a special committee of independent directors that such a transaction is fair and in the best interests of LNA minority shareholders, and because the Tender Offer and Merger is timed to prevent any special committee from properly evaluating such a transaction and providing an informed recommendation. Moreover, LNA directors who have been appointed to a special committee are in no way independent of LSA’s influence. Each was handpicked to serve on the LNA board by LSA and its associates, and each of them is elected by LSA and may be replaced easily by LSA. Moreover, the special committee includes an LNA Director who is the former Chief Executive Officer of LNA and currently owns LSA stock, such that he is beholden to LSA, his individual economic interests are aligned with LSA, and he cannot act with undivided loyalties toward LNA minority shareholders.
     3. The Going-Private Plan is the product of a hopelessly flawed process that was designed to ensure the sale of LNA to its majority owner, LSA, at a price and on terms that are unfair to Plaintiffs and the other minority shareholders of LNA. In the Going-Private Plan, LSA proposes to purchase the outstanding public shares of LNA for $75 cash per share. As set forth herein, $75 per LNA share is an unfair price and is the product of unfair dealing. Defendants are using the Tender Offer and Merger to coerce LNA minority shareholders to tender their shares into an unfair offer by presenting incomplete and inaccurate financial valuations of LNA that are based on stale data and fail to consider more recent (and higher) valuations for the LNA stock. Indeed, LSA has timed the Going-Private Plan to squeeze out the minority interest in LNA to capture for itself alone 100 percent of the increased earnings and revenues projected for LNA without paying a fair price to LNA minority shareholders.
THE PARTIES
     4. Plaintiff Dennis Rice is and at all relevant times was a shareholder of LNA.
     5. Plaintiff Alan Kahn is and at all relevant times was a shareholder of LNA.
     6. Defendant LNA is a corporation duly organized and existing under the laws of the State of Maryland and carries on a regular business and habitually engages in a vocation in Montgomery County, Maryland. LNA is North America’s largest supplier of construction materials such as cement and cement-related products, ready-mix concrete, gypsum wallboard, aggregates, asphalt and concrete products. In 2005, net sales exceeded $4.3 billion. LNA shares trade on the New York Stock Exchange (“NYSE”) under the symbol “LAF.”
     7. Defendant LSA is the majority owner of LNA, as it owns and controls approximately 53.2% of the total equity interests in LNA. LSA is one of the largest building materials manufacturers and suppliers in the world, and employs 777,000 people in 75 countries. Although LSA is a “société anonyme” organized under the laws of France, its shares trade on the NYSE in the form of American Depositary Shares, or “ADSs” under the symbol “LR.” As a foreign company whose shares are publicly traded in a United States securities market, LSA makes regular filings with the United States Securities and Exchange Commission, including filing its annual report and related certifications under the Sarbanes-Oxley Act of 2002.
     8. Defendant Efalar is a corporation duly organized and existing under the laws of the State of Delaware, with its principal office at 2711 Centerville Road, Suite 400, Wilmington, DE 19808. Efalar was formed as a wholly owned “acquisition subsidiary” of LSA to complete the Going-Private Plan and acquire all of the minority shares in LNA currently held by the investing public.
     9. Defendant Bertrand P. Collomb (“Collomb”) is Chairman of LNA’s Board of Directors. He has served in that position since January 1989. Collomb is also the Chairman of LSA’s Board of Directors and has served in that position since August 1989. Collomb also served as Chief Executive Officer of LSA from January 1989 to August 1989. Collomb is also member of the Board of Directors of Atco Ltd. (“Atco”), an

Alberta-based energy services company. Collomb’s fellow Board members at Atco include Brian P. Drummond (“Drummond”), an Atco Director since 1968. Drummond is also a Director of the Montreal General Hospital Foundation, along with Defendant Nadeau.
     10. Defendant Bernard L. M. Kasriel (“Kasriel”) is Vice Chairman of LNA’s Board of Directors. Kasriel is also Vice Chairman of LSA’s Board of Directors, and served as Chief Operating Officer of LSA from 1995 to 2003. Kasriel is also a member of the Board of Directors of Sonoco Products Company (“Sonoco”), along with Defendant Micali.
     11. Defendant Bruno Lafont (“Lafont”) is a Director of LNA and is the Chief Executive Officer of LSA Lafont served as Executive Vice President- Gypsum of LSA from 1998 to 2003. Prior to that, he served as Executive Vice President of Finance for LSA from 1995 to 1998.
     12. Defendant Robert W. Murdoch (“Murdoch”) is a Director of LNA and a Director of LSA. Murdoch served as President and Chief Executive Officer of Lafarge, NA from 1992 to 1998, was President and Chief Executive Officer of Lafarge Canada (a subsidiary of LNA) from 1985 to 1992, and was also a Senior Executive Vice President of LSA from 1989 to 1992.
     13. Defendant Philippe R. Rollier (“Rollier”) is a Director of LNA and is also the Company’s President and Chief Executive Officer. Rollier served as the Regional President of LSA from 1995 to 2001.
     14. Defendant Michel Rose (“Rose”) is a Director of LNA and is the Chief Operating Officer and Co-President of LSA Rose served as LNA’s President and Chief

Executive Officer from 1992 to 1996, and has also been a Senior Executive Vice President of LSA since 1989.
     15. Defendant John D. Redfern (“Redfern”) is a Director of LNA and is the Chairman of Lafarge Canada. Although Redfern has been a Director of LNA since 1983, and was formerly LNA’s Chief Executive Officer, he owns just 7,462 shares of LNA common stock, according to Lafarge’s 2005 annual proxy statement. Lafarge’s 2005 annual proxy statement also states that Redfern owns 559 shares of LSA common stock.
     16. Defendant Marshall A. Cohen (“Cohen”) is a Director of LNA. Although Cohen has been a Director of LNA since 1991, he owns just 3,400 shares of LNA common stock, and is deemed to beneficially own 1,000 shares of LNA indirectly through an investment company he controls, according to Lafarge’s 2005 annual proxy statement. From November 1988 to September 1996, Cohen was also the President and Chief Executive Officer and a member of the Board of Directors of The Molsen Companies Limited (“Molsen”). Cohen’s fellow Board members at Molsen included Eric Molsen, who is also a Director of the Montreal General Hospital Fund, along with Defendant Nadeau. Cohen is also a Chairman of the Advisory Council of the Schulich School of Business at York University, where Defendant Tanenbaum serves as a member of the Advisory Council.
     17. Defendant Philippe P. Dauman (“Dauman”) is a Director of LNA. Although Dauman has been a Director of LNA since 1997, Dauman does not, directly or indirectly, own any shares of LNA common stock, according to Lafarge’s 2005 annual proxy statement. Defendant Dauman is also a member of the Board of Directors of Genuity Inc. He serves on the Board of Genuity with Mr. John W. Gerdelman

(“Gerdelman”), a managing member of Mortonsgroup, LLC, a private equity group that invests in early stage technology companies. Defendant Taylor is also a managing member of Mortonsgroup, LLC. Gerdelman also served as President-Network Services of MCI Communications Corporation (“MCI”). Defendant Taylor served as the Chief Executive Officer of MCI from November 1996 to October 1998.
     18. Defendant Claudine B. Malone (“Malone”) is a Director of LNA. Although Malone has been a Director of LNA since 1994, he owns just 5,250 shares of LNA common stock, according to Lafarge’s 2005 annual proxy statement.
     19. Defendant Blythe J. McGarvie (“McGarvie”) is a Director of LNA. McGarvie became a Director of LNA in 2005. McGarvie does not, directly or indirectly, own any shares of LNA common stock, according to Lafarge’s 2005 annual proxy statement.
     20. Defendant James M. Micali (“Micali”) is a Director of LNA. Micali became a Director of LNA in 2005. Micali owns just 710 shares of LNA common stock, according to Lafarge’s 2005 annual proxy statement. Micali is also a director of Sonoco, along with Defendant Kasriel, who is Vice Chairman of LSA’s Board of Directors.
     21. Defendant Bertin F. Nadeau (“Nadeau”) is a Director of LNA. Although Nadeau has been a Director of LNA since 1998, he does not directly own any shares of LNA common stock, and is deemed to beneficially own just 5,134 shares of LNA indirectly through two companies controlled by Nadeau, according to Lafarge’s 2005 annual proxy statement. Nadeau is also a member of the Board of Directors of the Montreal General Hospital Foundation.

     22. Defendant Lawrence M. Tanenbaum (“Tanenbaum”) is a Director of LNA. Although Tanenbaum has been a Director of LNA since 2001, he does not, directly or indirectly, own any shares of LNA common stock, according to Lafarge’s 2005 annual proxy statement. Tanenbaum is also a Member of the Dean’s Advisory Council, Schulich School of Business, York University, along with Defendant Cohen, who serves Chairman of the Advisory Council.
     23. Defendant Gerald H. Taylor (‘Taylor”) is a Director of LNA. Although Taylor has been a Director of LNA since 1999, he owns just 2,000 shares of LNA common stock, according to Lafarge’s 2005 annual proxy statement. Taylor was also a managing member of the Mortonsgroup, LLC, and was formerly the Chief Executive Officer of MCI.
     24. Defendants Collomb, Kasriel, Lafont, Murdoch, Redfern, Rollier, Rose, Cohen, Dauman, Malone, McGarvie, Micali, Nadeau, Tanenbaum and Taylor (the “Individual Defendants”) are in a fiduciary relationship with plaintiffs and the other public shareholders of LNA and owe them the highest obligations of good faith and fair dealing.
     25. Defendant LSA, through its majority stake in LNA and the fact that it controls the nomination of election of LNA’s Board of Directors, has control of LNA and is in a fiduciary relationship with plaintiffs and the other minority shareholders of LNA and owe them the highest obligations of good faith and fair dealing.
DEFENDANTS’ FIDUCIARY DUTIES
     26. In any situation where the directors of a publicly traded corporation undertake a transaction that will result in either (i) a change in corporate control or (ii) a break-up of the corporation’s assets, the directors have an affirmative fiduciary obligation to obtain the highest value reasonably available for the corporation’s shareholders, and if such transaction will result in a change of corporate control, the shareholders are entitled to receive a significant premium. To diligently comply with these duties, the directors may not take any action that:
          a. adversely affects the value provided to the corporation’s shareholders;
          b. will discourage or inhibit alternative offers to purchase control of the corporation or its assets;
          c. contractually prohibits them from complying with their fiduciary duties;
          d. will otherwise adversely affect their duty to search and secure the best value reasonably available under the circumstances for the corporation’s shareholders; and/or
          e. will provide the directors with preferential treatment at the expense of, or separate from, the public shareholders.
     27. In accordance with their duties of loyalty and good faith, the defendants, as directors and/or officers of LNA, are obligated to refrain from:
          a. participating in any transaction where the directors’ or officers’ loyalties are divided;
          b. participating in any transaction where the directors or officers receive or are entitled to receive a personal financial benefit not equally shared by the public shareholders of the corporation; and/or

          c. unjustly enriching themselves at the expense or to the detriment of the public shareholders.
     28. Plaintiffs allege herein that the Individual Defendants, separately and together, in connection with the Going-Private Plan, violated the fiduciary duties owed to Plaintiffs and the other public minority shareholders of LNA, including their duties of loyalty, good faith and independence, insofar as they stood on both sides of the transaction and engaged in self-dealing and obtained for themselves personal benefits, including personal financial benefits not shared equally by Plaintiffs or the Class.
     29. Because the Individual Defendants have breached their duties of loyalty, good faith and independence in connection with the Going-Private Plan, the burden of proving the inherent or entire fairness of the Going-Private Plan, including all aspects of its negotiation, structure, price and terms, is placed upon the Individual Defendants as a matter of law.
THE GOING-PRIVATE PLAN IS AT AN UNFAIR PRICE
AND IS THE PRODUCT OF UNFAIR DEALING
     30. LSA began to formulate the Going-Private Plan in November 2005, a time in which LNA had consistently reported financial results that exceeded record levels and was projecting even stronger results.
     31. For instance:
          a. On April 26, 2005, LNA announced its First Quarter 2005 financial results that included a 13 percent increase in net sales from the same quarter of the prior year and the acknowledgement by management that “We expect the strong market conditions we experienced last year to continue in 2005”;

           b. On July 26, 2005, LNA announced its Second Quarter 2005 financial results that included a 19 percent increase in net sales and a 24 percent increase in net income from the same quarter of the prior year and the acknowledgement by management that “As we had anticipated, we had exceptionally strong sales this quarter -in fact, demand for cement exceeded the record levels established last year... “Prices during the quarter were also favorable, and our market outlook for the balance of the year is optimistic”; and
          c. On November 7, 2005, LNA announced its Third Quarter 2005 financial results that included a 12 percent increase in net sales “over record sales in the same quarter last year” and the acknowledgement by management that “Our volumes year-to-date remain ahead of 2004 record levels... our pricing performance continues to be strong, and we expect to deliver strong earnings growth this year.”
     32. Between late November 2005 and late January 2006, LSA and its longstanding financial advisors, JPMorgan and BNP Paribas, developed financial evaluations relating to the price to be offered to minority shareholders in connection with the Going-Private Plan. The financial valuations conducted by LSA and its financial advisors, however, were wrongly manipulated to generate lower (inaccurate) valuations that understated LNA’s projected financial performance so as to provide some pretextual justification for LSA’s low-ball $75 per share offer.
     33. Indeed, as is its regular practice, LNA develops an annual budget that includes its own internal projections of future sales and EBITDA (earnings before interest, taxes, depreciation and amortization) for the coming year. LNA’s internal projections are the best estimate of LNA’s expected operating performance because those projections are developed directly by LNA. LSA, however, rejected the internal LNA projections and instead used its own projections that included lower sales and lower EBITDA for LNA in 2006. LSA and its financial advisors then used the lower (inaccurate) projections in its financial valuations, which, of course, resulted in lower (inaccurate) valuations for LNA. LSA also developed projections for LNA that wrongly assumed a “hypothetical severe market slow-down in 2007” and likewise resulted in lower (inaccurate) projections for LNA and lower (inaccurate) valuations for LNA.
     34. In addition to wrongly manipulating LNA’s internal projections, the valuations generated by LSA and its financial advisors also fail to reflect LNA’s recently increased financial performance and projections for even stronger results.
     35. For instance, on January 31, 2006, LNA announced its Fourth Quarter and year-end 2005 financial results that included a 14 percent increase in net sales and a 27 percent increase in operating income from the same quarter of the prior year, with full-year sales up 15 percent and operating income up 18 percent. Management again acknowledged the significant gains achieved: “We are pleased with the strong finish of our cement segment, the solid pricing gains made in all of our product lines and the continued excellent performance of our gypsum business... We again delivered significant year-over-year earnings growth, despite the challenges posed by substantial energy cost increases and disparities across the markets we serve in North America.”
     36. LSA did not revise its financial valuations of LNA to reflect the increased results of operations at LNA (because that would have raised the valuation levels). Instead, five days after LNA’s announcement of “solid pricing gains made in all our product lines” and “significant year-over-year earnings growth,” LSA’s Board of

Directors formally approved the Going-Private Plan to proceed with the Tender Offer for LNA’s minority shares and subsequent Merger at $75 per share, a price that did not (and does not) fairly value LNA and was not (and is not) based on accurate projections for LNA’s future performance. The Going-Private Plan was then publicly announced on February 6, 2006.
     37. The fact that the $75 per share contemplated by the Going-Private Plan is not based on the LNA’s best projections was confirmed by LNA in the process of putting together its “first outlook” projections for 2006 in early February 2006. LSA and its financial advisors used the older, less current 2006 budget projections and did not use the more current first outlook projections for 2006. The first outlook projections for 2006, however, in addition to being a more current estimate of LNA’s projected performance, also showed a notable increase in EBIT (earnings before interest and taxes) compared to the 2006 budget. Although highly material to any valuation of LNA, neither LSA nor LNA have publicly disclosed the first outlook projections for 2006.
     38. LSA has disregarded the first outlook projections for 2006 and elected to press forward with the Tender Offer that intentionally touts its “fairness” based on the outdated and wrongly manipulated projections that undervalue LNA.
     39. On February 21, 2006, LSA, through Efalar, commenced the Tender Offer, which is set to expire on March 20, 2006.
     40. The $75 per share to be paid to LNA’s public minority shareholders through the Tender Offer and Merger is unfair and inadequate because, among other things, the intrinsic value of LNA stock is materially in excess of the amount offered, given the stock’s current trading price well above $75 per share, and LNA’s prospects for future growth and earnings.
     41. LSA has made representations in the Tender Offer documents disseminated to Plaintiffs and the Class that the $75 offer is fair to LNA minority shareholders. That representation is not only untrue; but is based on stale financial valuations that intentionally omit current (higher) valuations for LNA.
     42. LSA and Efalar assert in the Tender Offer documents that $75 per share is “fair,” despite the fact that the LNA stock currently trades above $80 per share. Notably, LSA claims that the price is fair, but its financial advisors have not taken any position regarding the fairness of the price and have not provided any fairness opinion stating that JPMorgan and BNP Paribas actually believe that $75 per share is a fair price. The Tender Offer confirms that:
Parent did not request, and JPMorgan and BNP Paribas did not provide, any opinion to Parent, the Company or to the Company’s shareholders as to the fairness of the Offer Price or any valuation of the Company for the purpose of assessing the fairness of the Offer Price. Had JPMorgan and BNP Paribas been requested to provide an opinion or recommend or provide support for a fair or appropriate valuation of the Common Shares not held by Parent and its affiliates, the information, comparisons and analyses presented by JPMorgan and BNP Paribas in the discussion materials might have been different.
     43. LSA and Efalar seek to coerce minority shareholders to tender into the inadequate Tender Offer by presenting incomplete and inaccurate financial valuations for LNA to justify the inadequate price offered in the Tender Offer. In addition to failing to disclose the first outlook projections for 2006 and how those higher valuations would increase the valuations presented by LSA and its financial advisors, the Tender Offer documents also fail to include much of the data used in the financial valuations prepared by LSA and its financial advisors for which LSA claims that $75 per share is fair. Indeed, the financial valuations that purport to justify the $75 per share price refer primarily to historical financial results at LNA and other building materials companies and fail to properly take into account that LNA projects significant growth in 2006 and beyond. LSA has effectively prevented LNA minority shareholders from considering such projections by failing to disclose the projections in the Tender Offer documents and failing to present any discounted cash flow analysis for LNA, despite the fact that such an analysis is a standard measure used by valuation professionals to determine a present value of a company projections for future growth.
     44. The Tender Offer also contains incomplete information with respect to the fees to be paid to JPMorgan and BNP Paribas for their work in connection with the Going-Private Plan. In addition to acting as the financial advisor to LSA and providing LSA with valuations used to justify LSA’s claims that the price is “fair,” JPMorgan and BNP Paribas have also entered into credit agreements with LSA whereby JPMorgan and BNP Paribas will provide financing to complete the Tender Offer and Merger and receive valuable consideration for doing so. While the Tender Offer discloses the €10.7 million (about $12.8 million) being paid to JPMorgan and BNP Paribas for their financial advisory work, there is no disclosure regarding the additional consideration being paid to JPMorgan and BNP Paribas for financing the Tender Offer and Merger.
CLASS ACTION ALLEGATIONS
     45. Plaintiffs bring this action on their own behalf and as a class action pursuant to Rule 2-231 of the Maryland Rules, on behalf of all holders of LNA stock who are being and will be harmed by defendants’ actions described below (the “Class”).

Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendants.
     46. This action is properly maintainable as a class action because:
          a. The Class is so numerous that joinder of all members is impracticable. According to LNA’s SEC filings, as of October 31, 2005, LNA had 71,736,000 shares of its common stock outstanding and 3,915,000 of Exchangeable Preference Shares of the Company’s subsidiary, Lafarge Canada, Inc. outstanding.
          b. There are questions of law and fact which are common to the Class including whether the Defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the members of the Class and whether Plaintiffs and the other members of the Class will be damaged irreparably by Defendants’ breaches of their fiduciary duties.
          c. Plaintiffs’ claims are typical of the claims of the other members of the Class and Plaintiffs do not have any interests adverse to the Class.
          d. Plaintiffs are adequate representatives of the Class, have retained competent counsel experienced in litigation of this nature and will fairly and adequately protect the interests of the Class.
          e. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class.

          f. Plaintiffs anticipate that there will be no difficulty in the management of this litigation. A class action is superior to other available methods for the fair and efficient adjudication of this controversy.
          g. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.
COUNT I
BREACH OF DUTY OF LOYALTY AND
ENTIRE FAIRNESS AGAINST THE LSA DEFENDANTS
     47. Plaintiffs repeat and reallege the foregoing allegations as if fully set forth herein.
     48. As controlling shareholders and affiliates and associates thereof, Defendants LSA, Efalar, Collomb, Kasriel, Lafont, Murdoch, Rollier and Rose (the “LSA Defendants”) owe a duty of undivided loyalty to LNA’ s public minority shareholders.
     49. The initiation and timing of the Going-Private Plan are a breach of the LSA defendants’ duty of loyalty and constitute unfair dealing. The Tender Offer and Merger are planned to take advantage of strong projections for LNA before those projections are reflected in the price of LNA stock. Indeed, the LSA defendants have access to LNA’s cash flow projections and other non-public information enabling them to determine how LSA can profit best by eliminating LNA’s minority shareholders at this time. The LSA defendants possess material facts that are not known in the market. The LSA defendants have already sought to exploit this informational asymmetry by claiming the LSA offer represents a premium over the market price of LNA stock, when that market price reflects a discount from fair value. Thus, LSA seeks to benefit from presenting a suspect measure of valuation (i.e., the pre-offer market price) in an effort to justify the fairness of an inadequate offer.
     50. The special committee LNA may appoint will not provide any effective protection for the Class. LSA’s position as controlling shareholder and the level of control that LSA exerts over LNA, both through the LSA-affiliated directors and the fact that LSA is able to hand-pick the remaining directors through its overwhelming economic interest in LNA, makes it impossible for any special committee to render an independent decision that protects the interests of the public shareholders. The “independent directors” who LSA foresees making up the committee are in no way independent of LSA’s influence. Each was handpicked to serve on the LNA board by LSA and its associates, and each of them is elected by LSA and may be replaced easily by LSA. Moreover, the LSA Defendants have prevented any special committee from properly evaluating the Going-Private Plan by failing to provide a committee with adequate time to conduct such an evaluation. Indeed, while the LSA Defendants have from time to time since July 2002 considered taking LNA private and spent over three months formulating the current Going-Private Plan, these Defendants have refused to provide a special committee with more than 10 days since the initiation of the Tender Offer to formulate a response to the Tender Offer.
     51. The disclosure of the Going-Private Plan and initiation of the Tender Offer also reflects unfair dealing and a lack of candor. The LSA defendants have caused materially misleading and incomplete information to be disseminated to LNA’s minority shareholders. LSA’s statements concerning a premium over recent trading prices, for example, are materially misleading without further disclosures germane to the shareholders’ assessment of that premium relative to market conditions. By misleadingly portraying the $75 price as a premium and driving a substantial portion of LNA stock into the hands of arbitrageurs who will tender into the Tender Offer, the LSA defendants seek to ensure that most shareholders will sell into the Tender Offer. Having chosen to commence the Tender Offer, the LSA defendants have an obligation to be complete and accurate in the disclosures they chose to make.
     52. Defendants’ scheme, and particularly their effort to cap LNA’s stock price, was designed to drive a substantial number of LNA shareholders to sell into the market after the announcement of the Going-Private Plan raised the market price of LNA stock. After the announcement of the Going-Private Plan, numerous shareholders sold their shares based on misleading and incomplete disclosure that suggested there was no point waiting for the inevitable freeze-out. Arbitrageurs who purchased shares after the announcement will be highly motivated to tender their shares at a modest profit, regardless of the lack of fairness of the Tender Offer price.
     53. The Plan represents an opportunistic effort to free LSA from future dealings with LNA’s public shareholders at a discount from the fair value of their shares. As discussed above, the $75 per share offer price does not represent fair value. The premium LSA extols is meaningless, as it is based on LSA’s attempt to take advantage of a market price for LNA stock that does not reflect LNA’s internal, non-public projections for strong growth and also reflects a minority discount based on LSA’s majority ownership of LNA. Moreover, shareholders do not have any appraisal remedies in connection with the Tender Offer and Merger.

COUNT II
BREACH OF DUTY OF CARE AND GOOD FAITH
AGAINST THE LNA OUTSIDE DIRECTORS
     54. Plaintiffs repeat and reallege the previous allegations as if fully set forth herein.
     55. LNA has selected Defendants Redfern, Cohen, Dauman, Malone, McGarvie, Micali, Nadeau, Tanenbaum and Taylor (the “LNA Outside Directors”) to form a special committee to evaluate the Tender Offer. The election of each of the LNA Outside Directors, however, is controlled by the majority voting power that LSA exercises. Consequently, the LNA outside directors are not truly independent.
     56. Many of the LNA Outside Directors do not own any shares of LNA stock and therefore have economic interests that are indifferent to those of LNA minority shareholders. By agreeing to include such individuals on the special committee, the LNA Outside Directors have breached their duty of good faith and fair dealing. Moreover, Defendant Redfern is conflicted because he owns shares in both LNA and LSA and was formerly the Chief Executive Officer of LNA beholden to LSA. Redfern cannot be expected to act with undivided loyalty to LNA minority shareholders and the LNA Outside Directors have breached their duty of good faith and fair dealing by appointing Redfern to the special committee.
     57. The directors of LNA who are not directors and/or officers of LSA cannot, consistent with their fiduciary duties of care and good faith, recommend the transactions contemplated by the Plan. Those directors cannot recommend the Tender Offer, a transaction where the LSA Defendants will contend there is no obligation to pay a fair price for the public shares tendered into that offer. Nor can the LNA Outside Directors approve a short-form Merger where the LSA defendants will claim there is no obligation of fair dealing. “Independent” directors cannot, consistent with their fiduciary duties, recommend any business combination with LSA, such as the Going-Private Plan, that is not entirely fair to LNA minority shareholders. Because, as alleged herein, the Tender Offer and Merger do not satisfy the entire fairness standard, the non-LSA directors of LNA may not approve such transaction.
     58. Plaintiffs have no adequate remedy at law.
PRAYER FOR RELIEF
     WHEREFORE, Plaintiffs, on their behalf and on behalf of the Class, pray that the Court provide relief, including:
     A. Declaring this action to be a proper class action and certifying Plaintiffs as class representatives and Plaintiffs’ counsel as class counsel;
     B. Preliminary and permanently enjoining Defendants from disenfranchising the Class and effectuating the Tender Offer and Merger,
     C. Declaring that the Individual Defendants have breached their fiduciary duty to Plaintiffs and the Class;
     D. Declaring the Tender Offer and Merger void and ordering rescission if those transactions are consummated;
     E. Requiring Defendants to account for all shares, money and other value improperly received from LNA;
     F. Requiring disgorgement and imposing a constructive trust on all property and profits Defendants received as a result of their wrongful conduct;

     G. Awarding damages, including rescissory damages, in favor of the Plaintiffs and the Class against all defendants, jointly and severally, together with interest thereon;
     H. Awarding fees, expenses and costs to Plaintiffs and Plaintiffs’ counsel; and
     I. Granting such other and further relief as the Court deems just and proper.

DATED: February 27,2006	POWERS & FROST, L.L.P.

By:

PATRICK C. SMITH MICHAEL A. STODGHILL
One Church Street • Suite 201
Rockville, Maryland 20850
Telephone: 301-610-9700
Facsimile: 301-610-9716

Counsel for Plaintiffs in Civil No. 268974-V
and Civil No. 269216-V and [Proposed]
Liaison Counsel for Plaintiffs

FARUQI & FARUQI, LLP
NADEEM FARUQI
SHANE ROWLEY
ADAM GONNELLI
320 East 39th Street
New York, New York 10016
Telephone: 212-983-9330
Facsimile: 212-983-9331

Counsel for Plaintiff in Civil No. 268974-V
and [Proposed] Co-Lead Counsel for
Plaintiffs

GARDY & NOTIS
MARK C. GARDY
JAMES S. NOTIS
12 Vista Court
Pleasantville, New York 10570
Telephone: 917-620-8643
Facsimile: 201-567-4738

Counsel for Plaintiff in Civil No. 269216-V
and [Proposed] Co-Lead Counsel for
Plaintiffs

DEMAND FOR JURY TRIAL
     Pursuant to Maryland Rule 2-325(a), Plaintiffs hereby demand a trial by jury on all issues so triable.

DATED: February 27, 2006	POWERS & FROST, L.L.P.

	By:	Michael A. Stodghill by Anna Milchick
PATRICK C. SMITH
MICHAEL A. STODGHILL
One Church Street • Suite 201
Rockville, Maryland 20850
Telephone: 301-610-9700
Facsimile: 301-610-9716

Counsel for Plaintiffs in Civil No. 268974-V
and Civil No. 269216-V and [Proposed]
Liaison Counsel for Plaintiffs

FARUQI & FARUQI, LLP
NADEEM FARUQI
SHANE ROWLEY
ADAM GONNELLI
320 East 39th Street
New York, New York 10016
Telephone: 212-983-9330
Facsimile: 212-983-9331

Counsel for Plaintiff in Civil No. 268974-V
and [Proposed] Co-Lead Counsel for
Plaintiffs

GARDY& NOTIS
MARK C. GARDY
JAMES S. NOTIS
12 Vista Court
Pleasantville, New York 10570
Telephone: 917-620-8643
Facsimile: 201-567-4738

Counsel for Plaintiff in Civil No. 269216-V
and [Proposed] Co-Lead Counsel for
Plaintiffs

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